Exhibit 10.1

2009 Amendment to Employment Agreement of Mr. Richard Burman

January 28, 2009

Dear Richard

AMENDMENT TO EMPLOYMENT CONTRACT

Further to our recent discussions regarding change of control provisions, I am writing to confirm the variation to your terms and conditions of employment.

This letter takes effect as an annex to your contract of employment with Bristow Helicopter Group Limited ("the Company") dated 15 October 2004 ("the Contract").  It also varies the notice provisions contained in Clause 2 of the Contract.

Change of Control

1.
During any Change of Control Period, your base salary ("Base Salary") will be at least equal to the base salary you received on the last day of the Company's fiscal year immediately before the Change of Control Effective Date.  The Company may review your salary annually during the Change of Control Period in accordance with the Company's normal practice but you will not have any entitlement to an increase in any year.  Your Base Salary will not be reduced during the Change of Control Period.

2.
During any Change of Control Period you will be entitled to an annual bonus for each Company fiscal year ending in the Change of Control Period subject to the rules of the Company's Incentive Scheme in force from time to time ("Annual Bonus").  For the purposes of calculating the Annual Bonus payable under this paragraph 2, your "Annual Bonus Target" under the Company's Incentive Scheme from time to time in force will be at least equal to the highest annual bonus target that applied to you during the Affiliated Company's three (3) fiscal years immediately preceding the Change of Control Effective Date.

3.
In the event of a Change of Control all unvested options to purchase common stock, restricted stock and performance restricted stock units issued to you pursuant to the Affiliated Company's Long Term Incentive Plan ("the Plan") will become fully vested and unrestricted, subject always to the rules of the Plan from time to time in force and applicable laws and any outstanding performance cash awards under the Plan will vest in accordance with their terms. In the event that your employment is terminated during a Change of Control Period and you hold any share options which have not been exercised on or before the Termination Date, they may be exercised up until the later of:

(a)	the date on which the share options can be exercised under the terms of the Plan irrespective of the provisions of this letter; or

(b)	the expiry date of such share options.

4.	If your employment is terminated during a Change of Control Period either:

(a)	by the Company; or

(b)	by you on the basis that the Company is in repudiatory breach of one or more the terms of the Contract

The Company will pay to you the sum of three times (3x) your Base Salary and three times (3x) the highest annual bonus that you received in the Affiliated Company's three (3) fiscal years immediately preceding the Change of Control Effective Date, less appropriate deductions, provided that the Company has no reasonable grounds to believe you are guilty of gross misconduct, gross negligence or in breach of a material term of your employment agreement.  This payment is conditional on you signing a compromise agreement in a form satisfactory to the Company in full and final settlement of all current and future claims against the Company and its Associated Companies, officers and employees.

Notice Provision

In the event that a payment is made in accordance with paragraph 4 of this letter you agree that the amount of this payment will be reduced by the value of any salary, bonus, benefits or other remuneration received by you during any period of notice for which you have been paid pursuant to Clause 2 of the Contract.

Definitions

In this letter the following words and expressions have the meanings set out below:

"Affiliated Company" means Bristow Group Inc.

An "Associated Company" means any firm, company, corporation or other organisation:

(a)	which is directly or indirectly controlled by the Company; or
(b)	which directly or indirectly controls the Company; or

(c)	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d)	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e)	which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

"Company" shall include the successors in title and assigns of the Company.

"Change of Control" means:

(f)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States of America Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of common stock of the Affiliated Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Affiliated Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Affiliated Company, (B) any acquisition by the Affiliated Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Affiliated Company or any corporation controlled by the Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction which complies with sections (A), (B) and (C) of subsection (c) of this definition; or

(g)
individuals who, as of the date hereof, constitute the Board of the Affiliated Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Affiliated Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall be considered a member of the incumbent board; or

(h)
consummation by the Affiliated Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Affiliated Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries ) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 35% or more of respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(i)	approval by the stockholders of the Affiliated Company of a complete liquidation or dissolution of the Affiliated Company.

"Change of Control Effective Date" means the first date during the employment on which a Change of Control occurs.  If a Change of Control occurs and the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

"Change of Control Period" means the period commencing on the Change of Control Effective Date and ending on the second anniversary of the Change of Control Effective Date.

"Company" means Bristow Helicopter Group Limited

"Contract" means your contract of employment dated 15 October 2004

"Termination Date" means the date upon which your employment with the Company terminates

Please sign both copies of this letter and return the top copy to me.

Yours sincerely

___/S/__________________

For and on behalf of Bristow Helicopter Group Limited

I agree with the variation to my Terms and Conditions of my Employment as set out or referred to above.

Signed _/S/_______________________                                                                           Date January 28, 2009
Richard Burman

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